Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-91680, Form S-3 No. 333-134405 and Form S-3 No. 333-158898) of Franklin Street Properties Corp. of our report dated April 5, 2011, with respect to the financial statements of revenue over certain operating expenses of One Legacy Circle, included in this Quarterly Report (Form 10-Q) for the period ended March 23, 2011 and for the year ended December 31, 2010.

/s/ Braver PC

Needham, Massachusetts

May 3, 2011